UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 31, 2003

NEUBERGER BERMAN INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-15361 (Commission File Number)	06-1523639 (I.R.S. Employer Identification No.)

605 Third Avenue

New York, New York 10158

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 476-9000

Item 1. Changes in Control of Registrant.

On October 31, 2003, Neuberger Berman Inc. (“Old Neuberger”) was merged (the “Merger”) with and into Ruby Acquisition Company (renamed Neuberger Berman Inc.), a Delaware corporation (“New Neuberger”), pursuant to the Agreement and Plan of Merger, dated as of July 21, 2003, as amended by the First Amendment to Agreement and Plan of Merger, dated as of September 22, 2003, among Lehman Brothers Holdings Inc., a Delaware corporation (“Lehman Brothers”), New Neuberger and Old Neuberger (as amended, the “Merger Agreement”). New Neuberger, which is a direct wholly owned subsidiary of Lehman Brothers, is the surviving corporation in the Merger and Old Neuberger’s business will be conducted through New Neuberger. Pursuant to the Merger Agreement, each share of issued and outstanding Old Neuberger common stock was converted into the right to receive (a) $9.49 in cash without interest, plus (b) 0.4741 of a share of Lehman Brothers common stock, and cash in lieu of any fractional shares.

Item 5. Other Events

On October 31, 2003, Lehman Brothers, New Neuberger, Old Neuberger and The Bank of New York, as trustee (the “Trustee”), entered into a Third Supplemental Indenture (the “Third Supplemental Indenture”) to the Indenture, dated as of May 4, 2001, between Old Neuberger and the Trustee, as amended by the First Supplemental Indenture, dated as of May 2, 2002, and as further amended by the Second Supplemental Indenture, dated as of November 1, 2002 (as so amended, the “Indenture”). The Indenture relates to the Liquid Yield Option™ Notes due 2021 (Zero Coupon — Senior) originally issued by Old Neuberger. The Third Supplemental Indenture provides, among other things, for New Neuberger to assume the obligations of Old Neuberger under the Indenture. A copy of the Third Supplemental Indenture is attached hereto as Exhibit 4.1 and incorporated herein by reference.

™ Trademark of Merrill Lynch & Co., Inc.

Item 7. Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Exhibits:

4.1	Third Supplemental Indenture, dated October 31, 2003, among Lehman Brothers Holdings Inc., Ruby Acquisition Company, Neuberger Berman Inc. and The Bank of New York.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUBERGER BERMAN INC.

Dated: October 31, 2003	By:	/s/ MATTHEW S. STADLER

Name: Matthew S. Stadler
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description
4.1	Third Supplemental Indenture, dated October 31, 2003, among Lehman Brothers Holdings Inc., Ruby Acquisition Company, Neuberger Berman Inc. and The Bank of New York.